Exhibit 2.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
The following description of FIHL’s share capital summarizes certain provisions of the Amended and Restated Bye-Laws. Such summary does not purport to be complete and are subject to, and is qualified in their entirety by reference to, all of the provisions of the Amended and Restated Bye-Laws and applicable Bermuda law. We urge you to read the Amended and Restated Bye-Laws which are incorporated by reference as an exhibit to the annual report on Form 20-F (the “report”) of which this exhibit forms a part for a complete understanding of the Amended and Restated Bye-Laws. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the report or in the Amended and Restated Bye-Laws, as applicable.
General
FIHL is a Bermuda exempted company registered with the Registrar of Companies in Bermuda under registration number 49414. We are incorporated under the name “Fidelis Insurance Holdings Limited.” Our registered office is at Wellesley House South, 90 Pitts Bay Road, Pembroke, Bermuda, HM08.
The objects for which we are formed and incorporated are unrestricted and we have the capacity, rights, powers and privileges of a natural person. We therefore are able to undertake activities without restriction on our capacity.
Share Capital
At December 31, 2025, our authorized share capital consists of 600,000,000 common shares, par value $0.01 per share, and there are 96,651,534 of our common shares outstanding.
Common Shares
Other than the Allocation Right, our common shares have no pre-emptive rights or other rights to subscribe for additional shares, and no rights of redemption, conversion or exchange. Under certain circumstances and subject to the provisions of the Amended and Restated Bye-Laws, FIHL may be required to make an offer to repurchase shares held by shareholders. All of our outstanding common shares are fully paid and non-assessable. For additional information regarding certain provisions relating to our common shares under the Bermuda Companies Act and our Amended and Restated Bye-Laws, compared to a Delaware corporation, please see the section entitled “Comparison of Bermuda Corporate Law and U.S. Corporate Law ” below.
Common Share Dividend and Distribution Rights
Under Bermuda law, a company may not declare or pay dividends or make a distribution out of contributed surplus if there are reasonable grounds for believing that: (i) it is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereafter be less than its liabilities. Under the Amended and Restated Bye-Laws, each common share is entitled to dividends, as and when dividends are declared by the Board, subject to any preference dividend right of the holders of any preference securities. The boards of directors of our operating subsidiaries have absolute discretion, subject to statutory requirements, regulatory requirements and the terms of our existing indebtedness, to declare dividends at any time. The Board will decide the appropriate use of any funds received by way of dividend from an operating subsidiary, including, possibly, declaration of dividends or share repurchases by FIHL. See Item 8 of the report for more information on our dividend policy.
Voting Rights
Holders of our common shares have one vote for each common share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of the shareholders.

Rights Upon Liquidation
In the event of the liquidation, dissolution or winding up of FIHL, the holders of our common shares will be entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to the liquidation preference on any issued and outstanding preference securities.
Variation of Rights
If at any time FIHL has more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied with the approval of the Board and with the consent in writing of the holders of a Simple Majority (as defined in the Amended and Restated Bye-Laws) of that class or with the sanction of a resolution passed by a Simple Majority at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum will be two persons at least holding or representing by proxy a Simple Majority. The Amended and Restated Bye-Laws specify that the creation or issuance of shares ranking pari passu or senior with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares.
Certain Provisions of the Amended and Restated Bye-Laws
Certain provisions of the Amended and Restated Bye-Laws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including an attempt that might result in such shareholder’s receipt of a premium over the market price for his or her common shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with the Board, which could result in an improvement of such persons’ terms. See Item 3.D. of the report “Risks Relating to the Common Shares—The Amended and Restated Bye-Laws contain provisions that could impede an attempt to replace or remove the Board or delay or prevent the sale of FIHL, which could diminish the value of the common shares or prevent holders of common shares from receiving premium prices for their common shares in an unsolicited takeover.”
Number of Directors
The Amended and Restated Bye-Laws provide that the Board shall have not fewer than five directors and not more than fifteen directors with the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a simple majority of the Board.
The Amended and Restated Common Shareholders Agreement entitles the Founders to nominate representative directors to the Board, so long as they each beneficially own a specified minimum percentage of our common shares. Each Founder is entitled to nominate its representative director to the Board for so long such Founder, together with its Shareholder Affiliate Transferees (as defined in the Amended and Restated Common Shareholders Agreement), beneficially owns at least 7.5% of the common shares. TFP Intermediate Holdings II Limited (“TFP HoldCo”) is also entitled to nominate its representative director to the Board for so long as TFP HoldCo, together with its Shareholder Affiliate Transferees, beneficially owns at least 50% of the TFP HoldCo. See Item 6.A. of the report for the details of each of the directors appointed by TFP HoldCo and each of the Founders.
In accordance with the terms of the Amended and Restated Bye-Laws, the Board is divided into three classes, designated Class I, Class II and Class III, with members of each class serving staggered three-year terms. Each director will serve for a term ending on the date of our third annual general meeting next following the annual general meeting at which such director was elected; provided that directors initially designated as Class I directors will serve for an initial term ending on the date of our first annual general meeting next following the annual general meeting at which such directors were elected, directors initially designated as Class II directors will serve for an initial term ending on our second annual general meeting next following the annual general meeting at which such directors were elected; and directors initially designated as Class III directors will serve for an initial term ending on our third annual general meeting next following the annual general meeting at which such directors were elected.

Our classified Board prevents shareholders from electing an entirely new board at an annual general meeting and could have the effect of delaying or discouraging an acquisition of FIHL or a change in management. The classified board will be in place until the annual general meeting occurring in 2030, following which, all of the directors shall be of one class and shall serve for a term ending at the next following annual general meeting.
Removal of Directors
Shareholders representing 80% of the Total Voting Power may, at any general meeting convened and held for such purpose in accordance with the Amended and Restated Bye-Laws, remove a director for certain specified causes, including but not limited to indictment by a court and willful and material failure or refusal to perform his or her duties as a director.
Notice of any such meeting convened for the purpose of removing a director must contain a statement of the intention so to do and be served on such director not less than sixty days before the meeting and at such meeting such director will be entitled to be heard on the motion for such director’s removal.
Shareholder Advance Notice Procedures
Notice of an annual general meeting and special general meeting must be given to shareholders at least five days before the date of such meeting, stating the date, place and time at which the meeting is to be held and business to be conducted at the meeting, including, for annual general meetings, the election of directors.
A general meeting may be called on shorter notice provided that (i) in the case of an annual general meeting, with the agreement of all of the shareholders entitled to attend and vote at such meeting and (ii) in the case of a special general meeting, with the agreement of a majority in number of the shareholders entitled to attend and vote at such meeting, together holding not less than 95% in nominal value of the shares entitled to be voted at such meeting.
Failure to provide notice of a general meeting to any person entitled to receive notice will invalidate the proceedings conducted at such meeting. The Amended and Restated Bye-Laws contain detailed provisions setting out the manner in which a notice of a general meeting must be served effectively on the shareholders.
Amendments to the Amended and Restated Bye-Laws
The Amended and Restated Bye-Laws provide that no Bye-Law may be rescinded, altered or amended and no new Bye-Law can be made, save in accordance with the Bermuda Companies Act, unless a resolution is approved by a Simple Majority of the shareholders, provided that any rescission, alteration or amendment to bye-laws conferring special rights upon each of the Founders and TFP HoldCo, shall require the prior consent of each of the Founders and TFP HoldCo for so long as they each beneficially own a specified minimum percentage of our common shares or they have a designated director serving on the Board.
Meetings of Shareholders
Annual General Meetings
An annual general meeting will be held in each year at such time and place as the Board determines, unless FIHL elects to dispense with the holding of annual general meetings in accordance with the Bermuda Companies Act.
Special General Meetings
The Board may convene a special general meeting whenever in its judgment such a meeting is necessary and in accordance with the advance notice provisions.

Requisitioned General Meetings
Shareholders holding not less than 10% of the paid-up share capital of FIHL carrying the right to vote at general meetings may requisition the Board to convene a special general meeting in accordance with the provisions of the Bermuda Companies Act and in accordance with the advance notice provisions set out in the Amended and Restated Bye-Laws.
Comparison of Bermuda Corporate Law and U.S. Corporate Law
The following is a summary of certain significant differences between the Bermuda Companies Act (including modifications adopted pursuant to our Amended and Restated Bye-Laws) and Bermuda common law applicable to us and our shareholders, on the one hand, and the provisions of the Delaware General Corporation Law applicable to U.S. companies organized under the laws of Delaware and their shareholders, on the other hand.
Duties of Directors
The Bermuda Companies Act authorizes the directors of a company, subject to its bye-laws, to exercise all powers of the company except those that are required by the Bermuda Companies Act or the company’s bye-laws to be exercised by the shareholders of the company. Our Amended and Restated Bye-Laws provide that our business is to be managed and conducted by the Board. In accordance with Bermuda common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:
(1)a duty to act in good faith in the best interests of the company;
(2)a duty not to make a personal profit from opportunities that arise from the office of director;
(3)a duty to avoid situations in which there is an actual or potential conflict between a personal interest or the duties owed; and
(4)a duty to exercise powers for the purpose for which such powers were intended.

The Bermuda Companies Act imposes a duty on directors and officers of a Bermuda company:
(1)to act honestly and in good faith with a view to the best interests of the company; and
(5)to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.
The Bermuda Companies Act also imposes various duties on directors and officers of a company with respect to certain matters of management and administration of such company.
Under Bermuda law, directors and officers generally owe fiduciary duties to the company itself, not to the company’s individual shareholders or members, creditors, or any class of shareholders, members or creditors. Our shareholders may not have a direct cause of action against our directors.
Under Delaware law, the business and affairs of a company are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the company and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the company. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the company and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the company. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the company.
Interested Directors
Bermuda law provides that a transaction entered into by us in which a director has an interest will not be voidable by us and such director will not be liable to us for any profit realized pursuant to such transaction as a result of such interest, provided that the nature of the interest is disclosed at the first opportunity, either at a meeting of directors or in writing to the directors. While we are not aware of any Bermuda case law on the meaning of “first opportunity,” a Bermuda court will likely employ a practical interpretation of those words.
Subject to the NYSE rules and applicable U.S. securities laws, our Amended and Restated Bye-Laws do not require directors to recuse themselves from any discussion or decision involving any contract or proposed contract or arrangement in which the director is directly or indirectly interested so long as the nature of the interest is disclosed, and such director may be counted in the quorum for such meeting, unless the Board by resolution of a simple majority of the Board (which vote shall exclude the interested director) requires the director to abstain from any vote on the conflicted matter.
Under Delaware law, such transaction would not be voidable if: (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors; (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote on the matter; or (iii) the transaction is fair as to the company as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.
Voting Rights and Quorum Requirements
Under Bermuda law, the voting rights of our shareholders are regulated by our Amended and Restated Bye-Laws and, in certain circumstances, the Bermuda Companies Act. Generally, except as otherwise provided in the Amended and Restated Bye-Laws or the Bermuda Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of the shareholders. Any individual who is our shareholder and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our Amended and Restated Bye-Laws also permit attendance at general meetings by proxy, provided that the instrument appointing the proxy is in the form specified in the Amended and Restated Bye-Laws or such other form as the Board may determine.
Under Delaware law, unless otherwise provided in a company’s certificate of incorporation, each shareholder is entitled to one vote for each share of stock held by the shareholder. Delaware law provides that unless otherwise provided in a company’s certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of shareholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, and unless otherwise provided in a company’s certificate of incorporation or bylaws, the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at a meeting in which a quorum is present is required for shareholder action, and the affirmative vote of a plurality of shares present in person or represented by proxy and entitled to vote at the meeting is required for the election of directors.
Amalgamations, Mergers and Similar Arrangements
The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company.
Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.
Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote on such transaction. A shareholder of a company participating in certain merger and consolidation transactions may, under certain circumstances, be entitled to appraisal rights, such as having a court determine the fair value of the stock or requiring the company to pay such value in cash. However, such appraisal right is not available to shareholders if the stock received in such transaction is listed on a national securities exchange, including NYSE.
Acquisitions
Under Bermuda law, an acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company in the following ways:
(1)By a procedure under the Companies Act known as a “scheme of arrangement.” The Companies Act enables the Supreme Court of Bermuda to approve a scheme of arrangement between a company and its shareholders or any class of shareholders. If the requisite majority (being a majority in number of shareholders representing 75% in value) agrees to the acquisition of their shares pursuant to the terms of the scheme, and the Supreme Court sanctions the scheme, the remaining shares can be compulsorily acquired. Schemes may provide for the target’s shares to be either transferred or cancelled, but unlike a transfer scheme, a cancellation scheme requires the company to pass a solvency test. In either case, dissenting shareholders do not have express statutory appraisal rights although shareholders have a right to appear at the hearing, and the Supreme Court will only sanction a scheme if the Supreme Court is satisfied that the scheme is fair. Shares owned by the acquirer can be voted to approve the scheme, but the Supreme Court will be concerned to see that the shareholders approving the scheme are fairly representative of the general body of shareholders.
(2)If the acquiring party is a company, by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the “offeror”), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice compulsorily acquire the shares of any non-tendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.
(3)Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock. Upon any such merger, and in the event the parent corporation does not own all of the stock of the subsidiary, dissenting shareholders of the subsidiary are entitled to certain appraisal rights. Delaware law also provides, subject to certain exceptions, that if a person acquires 15% of voting stock of a company, the person is an “interested shareholder” and may not engage in “business combinations” with the company for a period of three years from the time the person acquired 15% or more of voting stock.
Dissenters’ Rights of Appraisal
Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders’ meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares. Under Bermuda law, each share of an amalgamating or merging company carries the right to vote in respect of an amalgamation or merger whether or not it otherwise carries the right to vote.
In addition, any minority shareholder receiving notice that the holders of 95% or more of a company’s shares or class of shares intend to compulsorily acquire the minority shareholder’s shares may, within one month of receiving the notice, apply to the Supreme Court of Bermuda to appraise the value of the shares.
Appraisal rights are available under Delaware law for any class or series of common shares of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is the offered consideration.
Shareholders’ Suits
Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws.
Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.
Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.
Indemnification of Directors and Officers
Section 98 of the Bermuda Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Bermuda Companies Act. Section 98 of the Bermuda Companies Act further provides that a company may advance moneys to an officer or auditor for the costs, charges and expenses incurred by the officer or auditor in defending any civil or criminal proceedings against them, on condition that the officer or auditor shall repay the advance if any allegation of fraud or dishonesty is proved against them.
We have adopted provisions in our Amended and Restated Bye-Laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions except in respect of fraud or dishonesty. Pursuant to our Amended and Restated Bye-Laws, our shareholders have agreed to waive any claim or right of action such shareholder may have, whether individually or by or in our right, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his or her duties with or for us or any of our subsidiaries, provided that such waiver does not extend to any matter in respect of any fraud or dishonesty in relation to us which may attach to such director or officer.
Under Delaware law, a corporation may include in its certificate of incorporation a provision that, subject to the limitations described below, eliminates or limits director liability to the corporation or its shareholders for monetary damages for breaches of their fiduciary duty of care. Under Delaware law, a director’s liability cannot be eliminated or limited for: (i) breaches of the duty of loyalty; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions; or (iv) transactions from which such director derived an improper personal benefit.
Delaware law provides that a corporation may indemnify a director, officer, employee or agent of the corporation against any liability or expenses incurred in any civil, criminal, administrative or investigative proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, except that in any action brought by or in the right of the corporation, such indemnification may be made only for expenses (not judgments or amounts paid in settlement) and may not be made even for expenses if the officer, director or other person is adjudged liable to the corporation (unless otherwise determined by the court). In addition, under Delaware law, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to above, he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that party. Furthermore, under Delaware law, a corporation is permitted to maintain directors’ and officers’ insurance.
Meeting of Shareholders
The Bermuda Companies Act requires an annual meeting of shareholders unless waived by resolution of shareholders. Our Amended and Restated Bye-Laws provide that, subject to an election made by us in accordance with the Companies Act to dispense with the holding of annual general meetings, an annual general meeting will be held in each year at such time and place as the Board determines.
Under our Amended and Restated Bye-Laws, a special general meeting of shareholders may be held when the Board, in its judgment, decides such a meeting is necessary. In addition, the Board shall, on the requisition of shareholders holding at the date of the deposit of the requisition not less than 10% of our paid-up share capital, forthwith proceed to convene a special general meeting and the provisions of the Companies Act shall apply.
Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.
Notice of Shareholder Meetings
Bermuda law and our Amended and Restated Bye-Laws require that shareholders be given at least five days’ advance notice of any general meeting.
Under Delaware law, a company is generally required to give written notice of any meeting not less than ten days or more than sixty days before the date of the meeting to each shareholder entitled to vote at the meeting.

Dividends and Other Distributions
Under Bermuda law, a company may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that (i) it is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereafter be less than its liabilities. “Contributed surplus” is defined for purposes of Section 54 of the Bermuda Companies Act to include the proceeds arising from donated shares, credits resulting from the redemption or conversion of shares at less than the amount set up as nominal capital, and donations of cash and other assets to the company.
Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
Inspection of Corporate Records
Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda. These documents include our memorandum of association and any charges on our assets. Our shareholders have the additional right to inspect our Amended and Restated Bye-Laws, minutes of general meetings and audited financial statements, all of which must be presented to the annual general meeting of shareholders.
The register of members of a company is also open to inspection by shareholders and members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Bermuda Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers and a list of its directors must be filed with the Registrar of Companies where it will be available for public inspection. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.
Delaware law requires that a company, within ten days before a meeting of shareholders, prepare and make available a complete list of shareholders entitled to vote at the meeting. This list must be open to the examination of any shareholder for any purpose relating to the meeting for a period of at least ten days prior to the meeting, either on a reasonably accessible electronic network or during ordinary business hours at the principal place of business of the company. Delaware law also permits a shareholder to inspect the company’s books and records if the shareholder can establish that he or she is a shareholder of the company, that the shareholder has complied with Delaware law with respect to the form and manner of making demand for inspection of corporate records, and that the inspection by the shareholder is for a proper purpose.
Shareholder Proposals
Under Bermuda law, upon the requisition in writing of such number of shareholders as is hereinafter specified and at their own expense (unless the company otherwise resolves), the company will be required to: (i) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution which may properly be moved and is intended to be moved at the next annual general meeting; and/or (ii) circulate to all shareholders entitled to receive notice of any general meeting a statement of not more than one thousand words with respect to the matter referred to in any proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for a requisition under the foregoing sentence is (x) either any number of shareholders representing not less than 1/20th of the total voting rights of all members having at the date of the requisition a right to vote at that meeting to which the requisition relates; or (y) not less than one hundred shareholders.

The specific procedures under our Amended and Restated Bye-Laws governing shareholder proposals in relation to our company are set described above under the section titled “Shareholder Advance Notice Procedures”.
Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting, although restrictions may be included in a Delaware corporation’s certificate of incorporation or bylaws.
Amendment of Memorandum of Association/Certificate of Incorporation
Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Certain amendments to the memorandum of association may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.
Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Bermuda Companies Act. When such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.
Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the proposed amendment be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a greater percentage is provided for in the certificate of incorporation, a majority of the outstanding voting power of the corporation is required to approve the amendment of the certificate of incorporation at the shareholders’ meeting. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the powers, preferences or special rights of any class of a company’s stock, the holders of the issued and outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, are entitled to vote as a class upon the proposed amendment. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company’s original certificate of incorporation.
Amendment of Bye-Laws

Our Amended and Restated Bye-Laws provide that the Amended and Restated Bye-Laws may be amended upon a resolution approved by a simple majority of the Board and by a resolution approved by a simple majority of the shareholders, provided that any rescission, alteration or amendment to bye-laws conferring special rights on each of the Founders and TFP HoldCo (as described in more detail in “Amendments to the Amended and Restated Bye-Laws” above) shall require the prior consent of each of the Founders and TFP HoldCo for so long as they each beneficially own a specified minimum percentage of our common shares or they have a designated director serving on the Board.
Under Delaware law, unless the certificate of incorporation or bylaws provide for a different vote, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation have the power to adopt, amend and repeal the bylaws of a corporation.

Dissolution
Under Bermuda law, a solvent company may be wound up by way of a shareholders’ voluntary liquidation. Prior to the company entering liquidation, a majority of the directors are each required to make a statutory declaration, which states that the directors have made a full inquiry into the affairs of the company and have formed the opinion that the company will be able to pay its debts within a period of 12 months of the commencement of the winding-up and must file the statutory declaration with the Registrar of Companies in Bermuda. The general meeting is required to be convened primarily for the purposes of passing a resolution that the company be wound up voluntarily and appointing a liquidator. The winding-up of the company is deemed to commence at the time of the passing of the resolution.
Under Delaware law, a corporation may voluntarily dissolve (i) if a majority of the board of directors adopts a resolution to that effect and the holders of a majority of the issued and outstanding shares entitled to vote thereon vote for such dissolution; or (ii) if all shareholders entitled to vote thereon consent in writing to such dissolution.